April 2019 Vector Group Ltd. owns Liggett Group, Vector Tobacco and New Valley. New Valley now owns 100% of Douglas Elliman. TOBACCO EXECUTIVE MANAGEMENT • Fourth-largest cigarette manufacturer in the U.S. with a strong family of brands — Pyramid, Howard M. Lorber Grand Prix, Liggett Select, Eve and Eagle 20’s — representing 14% share of the discount market. President and Chief Executive Officer • Focused on brand strength and long-term profit growth, while continuing to evaluate Richard J. Lampen opportunities to pursue incremental volume and margin growth. Executive Vice President • Annual cost advantage due to favorable treatment under the Master Settlement Agreement that J. Bryant Kirkland III ranged between $163 million and $169 million from 2012 to 2018. Senior Vice President, Chief Financial Officer • The only cigarette company to have reached a comprehensive settlement resolving substantially all and Treasurer of the individual Engle progeny product liability cases pending in Florida. The Engle progeny cases have represented a substantial portion of Liggett’s pending litigation. Marc N. Bell Senior Vice President, General Counsel and Secretary Ronald J. Bernstein President and Chief Executive Officer of Liggett Vector Brands COMPANY HIGHLIGHTS REAL ESTATE • Headquartered in Miami with an executive • New Valley, which now owns Douglas Elliman Realty, LLC, is a diversified real estate company that office in Manhattan and tobacco operations is seeking to acquire or invest in additional real estate properties or projects. in North Carolina • New Valley has invested approximately $155 million, as of December 31, 2018, in a broad portfolio of real estate investments. • Employs approximately 1,500 people • Douglas Elliman is the largest residential real estate brokerage firm in the New York metropolitan • Executive management and directors area and the third-largest in the U.S. beneficially own 12% of the Company • Douglas Elliman’s closings totaled $28.1 billion for the year ended December 31, 2018, and it has approximately 7,200 affiliated agents and 115 offices throughout the New York metropolitan area, • Reported cash of $5852 million ($355 million South Florida, Southern California, Aspen, Greenwich, and Massachusetts. after retirement of debt in January 2019) and investments with fair value of $243 million at December 31, 2018. • Recognized as one of America’s Most Trustworthy Companies by Forbes in 2013 Adjusted EBITDA1 2018 Revenues Tobacco Real Estate E-Cigarettes Corporate and Other Tobacco Real Estate $282M $259M $245M $242M $759M TOTAL $243M $268M $253M $249M $1.870B $28M $1.111B $27M $20M $8M ($12M) ($14M) ($14M) ($15M) ($13M) 2015 2016 2017 2018 1 Net income attributable to Vector Group Ltd. for the periods presented was approximately $59M, $71M, $85M and $58M, respectively. Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of Net income to Adjusted EBITDA, please see Vector Group Ltd.’s Current Reports on Forms 8-K, filed on March 8, 2016, March 1, 2017, March 1, 2018, June 14, 2018, September 28, 2018 and February 28, 2019 for the fiscal year ended December 31, 2018 (Commission File Number 1-5759) 2 At December 31, 2018 this amount includes cash at Douglas Elliman, a wholly-owned subsidiary, of $86 million and cash at Liggett, a wholly-owned subsidiary of $23 million. Excludes real estate investments This summary contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have identified these forward-looking statements using words such as “could” and similar expressions. These statements reflect our current beliefs. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. Contact: Emily Claffey / Ben Spicehandler / Columbia Clancy of Sard Verbinnen & Co (212) 687-8080 vectorgroupltd.com